Exhibit 99.2

FOR IMMEDIATE RELEASE

Media Contact:

Jenna Focarino

Miller DeMartine Group

203-221-2790

jfocarino@mdgpr.com

UNITED INDUSTRIES TO REFINANCE
SENIOR CREDIT FACILITY

[CORRECTION TO RELEASE

DISTRIBUTED AT 8:50 AM, MARCH 2, 2004]

ST. LOUIS, March 2, 2004 – United Industries Corporation today announced that it plans to refinance its existing senior credit facility with a new senior facility of $510 million consisting of a $385 million term loan and $125 million revolver.  The new facility will be used to finance the acquisition of The Nu-Gro Corporation (Toronto Stock Exchange – symbol: NU) announced on March 2, 2004 and to redeem United’s outstanding preferred stock and the remainder of its outstanding 9.875% Series B Subordinated Notes due 2009.

The company noted that the new senior credit facility will provide increased financial flexibility with more favorable interest rates.  The facility is being arranged by Bank of America and Citigroup, which also acted as the company’s M&A advisor on the transaction.

About United Industries Corporation

United Industries Corporation, which goes to market as Spectrum Brands (www.spectrumbrands.com), is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and insect control markets in the U.S.  The company’s household brands include Hot Shot®, Cutter® and Repel®. The company’s lawn and garden brands include Spectracide®, Spectracide Triazicide®, Spectracide Terminate®, Garden Safe®, Real-Kill® and No-Pest® in the controls category as well as Sta-Green®, Vigoro®, Schultz™, Peters®, Bandini® and Best® brands in the lawn and garden fertilizer and organic growing media categories.   Founded in 1969, the company is headquartered in St. Louis, Missouri.  (Bloomberg Symbol: 14496Z)

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United Industries Corporation

March 2, 2004

 Certain statements in this press release regarding our business, with the exception of historical facts, may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties, many of which are beyond our control.  When, and if, used herein, the words “will,” “should,” “believe,” “plan,” “may,” “strategies,” “goals,” “anticipate,” “indicate,” “intend,” “determine,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  All forward-looking statements apply only as of the date they are disclosed and are based on the Company’s expectations at that time.  Actual results could differ materially from these statements as a result of weather conditions, our retailer line item reviews, the loss of customers or product listings, changes in external competitive market factors, unanticipated changes in the financial performance of us, our customers, our industry or the economy in general, public perception regarding the safety of our products, as well as various other factors described in our filings with the U.S. Securities and Exchange Commission.  We do not undertake any obligation to update or revise publicly any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by any forward-looking statements we make herein are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

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